Exhibit 99.8

The Board of Directors of
Bristow Group Inc.
3151 Briarpark Drive
Suite 700
Houston, Texas 77042

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 23, 2020, to the Board of Directors of Bristow Group Inc. (“Bristow”) as Annex F to, and reference to such opinion letter under the headings “Summary—Opinion of Bristow’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Bristow’s Reasons for the Merger and Recommendation of the Bristow Board,” “The Merger—Opinion of Bristow’s Financial Advisor” and “The Merger—Certain Bristow Unaudited Prospective Financial Information” in, the joint proxy and consent solicitation/prospectus relating to the proposed transaction involving Bristow, Era Group, Inc. (“Era”) and Ruby Redux Merger Sub, Inc., which joint proxy and consent solicitation/prospectus forms a part of the Registration Statement on Form S-4 of Era. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

DUCERA SECURITIES LLC

/s/ Michael Feinberg
Name: Michael Feinberg
Title: General Counsel
April 1, 2020